Exhibit 99.1

Ignyta Announces 2015 Full Year Company Highlights and Financial Results

March 14, 2016 4:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE) — Ignyta, Inc. (Nasdaq: RXDX), a precision oncology biotechnology company, today announced company highlights and financial results for the full year ended December 31, 2015.

“2015 was a transformational year for Ignyta in terms of the substantial progress we made towards becoming a leading precision oncology biotechnology company focused on the development of first-in-class and best-in-class precision medicines,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “We significantly grew our pipeline of molecularly targeted therapies through our transactions with Teva and Lilly, and we made substantial strides on the pre-clinical, clinical and regulatory fronts with our development programs, including initiating a potentially registration-enabling Phase 2 clinical trial of our lead product candidate, entrectinib. Furthermore, we achieved CAP accreditation of our in-house diagnostics laboratory, bolstered our balance sheet, and strengthened our team. We look forward to continuing our efforts to develop compelling therapies for the benefit of cancer patients.”

Company Highlights

Strategic Positioning

In February 2016, Ignyta announced plans to prioritize certain “core” pipeline programs that have generated the most promising data to date, and to deprioritize certain “non-core” pipeline programs that fall outside of Ignyta’s focus on molecularly targeted therapies. This strategic positioning prioritizes key research and development activities, improves efficiencies and reduces operating expenses.

These plans include:

•	An ongoing commitment to drive value from Ignyta’s core Rx/Dx business model by prioritizing the continued development of the company’s molecularly targeted entrectinib, taladegib, RXDX-105 and RXDX-106 programs, in conjunction with complementary Dx development and laboratory operations;

•	Continued activities to advance Ignyta’s immuno-oncology and cancer stem cell programs that relate to its current molecularly targeted pipeline (e.g., potential immunotherapy applications of the RXDX-105 and RXDX-106 programs, and potential molecularly targeted cancer stem cell applications of the taladegib and Spark programs); and

•	Cessation of all development activities relating to the company’s RXDX-107, RXDX-103 and RXDX-108 programs, and certain Spark discovery programs.

Entrectinib Clinical Progress

In September 2015, Ignyta announced the initiation of its Phase 2 clinical trial of entrectinib, the company’s proprietary oral tyrosine kinase inhibitor targeting solid tumors that harbor activating alterations to NTRK1, NTRK2, NTRK3, ROS1 or ALK. This clinical trial, called STARTRK-2, the second of the “Studies of Tumor Alterations Responsive to Targeting Receptor Kinases,” is a global, multicenter, open label, potentially registration-enabling Phase 2 clinical trial of entrectinib that utilizes a basket design with screening of patient tumor samples for gene rearrangements of the relevant targets. Such a basket design takes full advantage of entrectinib’s demonstrated preliminary clinical activity across a range of different tumor types that harbor a rearrangement of one of the genes encoding any one of entrectinib’s five protein targets.

Also in September 2015, the company announced updated interim results of its Phase 1 clinical trials of entrectinib, which were presented in an oral presentation session at the 2015 European Cancer Congress (ECC 2015) in Vienna, Austria.

The clinical trials included the ALKA-372-001 study and the STARTRK-1 study. Both trials were designed to determine the maximum tolerated dose (MTD) and/or recommended Phase 2 dose (RP2D), as well as preliminary anti-cancer activity, of single agent entrectinib in patients with solid tumors with the relevant molecular alterations: NTRK1 (encoding TrkA), ROS1 or ALK for ALKA-372-001 and NTRK1/2/3 (encoding TrkA/B/C), ROS1 or ALK for STARTRK-1.

As of the August 15, 2015, data cut-off for the presentation, the findings showed:

•	A total of 92 patients with a range of solid tumors were dosed across both clinical trials, with nine patients treated at or above the RP2D beyond six months and one patient beyond one year.

•	Entrectinib was well-tolerated;

•	The fixed daily dose RP2D was determined to be 600 mg, taken orally once per day (QD);

•	18 patients across both clinical trials met the company’s Phase 2 eligibility criteria, which include:

•	Presence of an NTRK1/2/3, ROS1 or ALK gene rearrangement, as opposed to other types of molecular alterations (e.g., SNPs, amplifications, deletions);

•	ALK-inhibitor and/or ROS1-inhibitor naïve; and

•	Treatment at or above the RP2D;

•	The response rate in the 18 patients who met these criteria across both studies was 72% (13 responses out of 18 treated patients, as assessed by the clinical sites). Nine of these responders remained on study treatment with durable responses of up to 21 treatment cycles. An additional 3 patients remained on study with stable disease. The responses included:

•	3 responses out of 4 patients with an NTRK1, NTRK2 or NTRK3 gene rearrangement, including patients with non-small cell lung cancer (NSCLC), colorectal cancer and salivary gland cancer;

•	6 responses, including one complete response, out of 8 patients with a ROS1 gene rearrangement, all of which were in NSCLC; and

•	4 responses out of 6 patients with an ALK gene rearrangement, including two NSCLC patients and two patients with other solid tumors.

•	Entrectinib had demonstrated objective tumor response in the central nervous system (CNS), a frequent site of metastases and progression of advanced solid tumors.

In July 2015, the company announced a clinical collaboration with the University of California, San Francisco (UCSF), which is conducting a multicenter, open label umbrella trial to obtain proof of concept data in patients with metastatic melanoma that is positive for molecular alterations in specific tyrosine kinase receptors. UCSF will exclusively use entrectinib for patients enrolled in the clinical trial having activating molecular alterations to NTRK1/2/3 (encoding TrkA/B/C) or ROS1.

Taladegib License Transaction with Eli Lilly and Company

In November 2015, Ignyta announced it had exclusively licensed worldwide rights relating to Eli Lilly’s taladegib oncology development program in exchange for an upfront payment of $2.0 million in cash and the issuance to Lilly of approximately 1.2 million shares of Ignyta’s common stock. Taladegib is a potent, orally bioavailable small molecule hedgehog/smoothened antagonist that has achieved compelling clinical proof of concept and an RP2D in a Phase 1 dose escalation clinical trial.

Teva Asset Acquisition

In March 2015, Ignyta acquired worldwide rights and assets relating to four targeted oncology development programs from Teva in exchange for 1.5 million shares of Ignyta’s common stock. The programs currently under active development include:

•	RXDX-105, the company’s orally available, small molecule multikinase inhibitor with potent activity against such targets as RET and BRAF, that is currently in a Phase 1/1b dose escalation clinical trial; and

•	RXDX-106, the company’s small molecule, pseudo-irreversible inhibitor of TYRO3, AXL and Mer (TAM) and cMET that is in late preclinical development.

Presentation of RXDX-105 Clinical Data

In November 2015, Ignyta announced interim results from the ongoing Phase 1/1b clinical trial of RXDX-105, which were presented at the 27th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Boston, Massachusetts.

The dose escalation clinical trial was designed to determine the MTD and/or RP2D, as well as preliminary anti-cancer activity, of single agent RXDX-105 in patients with advanced or metastatic solid tumors that were not selected based on any molecular alteration.

As of the October 26, 2015, data cut-off for the presentation, the findings showed:

•	A total of 41 patients with a range of solid tumors were dosed in the clinical trial;

•	RXDX-105 was well-tolerated;

•	The MTD and RP2D had not yet been determined;

•	Pharmacokinetic measurements showed increased exposure with increasing dose, with a half-life compatible with once-daily dosing. Dosing in the fed state appears to further increase exposure;

•	Exposure was reaching levels expected to be efficacious based on tumor growth inhibition in animal models of RET- and BRAF-driven tumors; and

•	Tumor regression was observed in six patients treated with 275 mg, including one confirmed partial response (40% reduction) in a patient with NSCLC with a KRAS G12C mutation. Two additional patients with thyroid cancer and squamous cell lung cancer exhibited reductions of 20% and 27%, respectively. In patients with tumor regression, there appears to be an exposure/response correlation.

In March 2016, Ignyta announced the selection of the RP2D and initiation of the Phase 1b portion of the Phase 1/1b clinical trial of RXDX-105. The Phase 1b portion of the study utilizes a basket design focusing on patients with solid tumors that contain molecular alterations of RET or BRAF.

Dx Laboratory

In December 2015, the company announced that its San Diego diagnostic laboratory had been accredited by the College of American Pathologists (CAP) based on results of a recent on-site inspection. This accreditation is awarded to facilities that meet the highest standards of quality in clinical laboratory services. The U.S. Centers for Medicare & Medicaid Services (CMS) has approved CAP as an accreditation organization for clinical laboratories under CLIA (Clinical Laboratory Improvement Amendments). Ignyta had previously announced CLIA registration of its diagnostic laboratory, and CAP accreditation results in full CLIA certification for Ignyta’s diagnostic laboratory.

In June 2015, the company announced the release for clinical use of its first clinical trial assay, called Trailblaze PharosTM, to support patient identification and enrollment into its STARTRK clinical development program for entrectinib. The proprietary assay was co-developed with ArcherDx and validated within Ignyta’s San Diego diagnostic laboratory. This lab is utilizing this assay in acting as the central testing lab for patient screening for the STARTRK-2 Phase 2 clinical study of entrectinib.

Financing Transactions

Concurrently with the Lilly license transaction in November 2015, Ignyta entered into a stock purchase agreement with Lilly under which Lilly purchased 1.5 million shares of Ignyta common stock at a price of $20 per share in a private placement, which resulted in aggregate gross proceeds of $30 million.

In September 2015, Ignyta borrowed an additional $10 million under its term loan facility from Silicon Valley Bank.

In June 2015, the company issued an aggregate of approximately 4.3 million shares of its common stock in an underwritten public offering at a purchase price of $17.50 per share, which resulted in aggregate gross proceeds of approximately $75 million.

Concurrently with the Teva asset acquisition transaction, Ignyta sold to Teva and selected healthcare investors a total of approximately 4.2 million shares of its common stock at a price of $10 per share in a registered direct offering, which resulted in gross aggregate proceeds to Ignyta of approximately $42 million.

Financial Results

For the 2015 fiscal year, net loss was $92.5 million, or $3.44 per share, compared with $40.0 million, or $2.18 per share, for the 2014 fiscal year.

Ignyta had no material revenues during 2015 or 2014.

Research and development expenses for 2015 were $73.5 million, compared with $30.5 million for 2014. The majority of the increase was due to non-cash costs incurred in connection with the acquisition of rights to development programs from Teva and Lilly during 2015. The remaining increase was primarily attributable to an increase in activities relating to development of entrectinib and the company’s other product candidates, increased personnel expenses related to hiring and engaging additional employees and consultants, and facilities related expenses as a result of the expansion of the company’s leased facilities space.

General and administrative expenses were $17.1 million for 2015, compared with $9.5 million for 2014. The increase was primarily attributable to increases in personnel costs and additional investor relations, audit, legal and intellectual property costs.

At December 31, 2015, the company had cash, cash equivalents and available-for-sale securities totaling $172.1 million and current and long-term debt of $31.0 million. At December 31, 2014, the company had cash and cash equivalents totaling $76.6 million and current and long-term debt of $21.0 million.

Ignyta Conference Call

On Monday, March 14, 2016, Ignyta will host a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT). A live webcast of the conference call will be available online on the Investors page of the company’s website at http://investor.ignyta.com. The call will also be archived and accessible at that site for one year. Alternatively, callers may participate in the conference call by dialing (888) 734-0328 (domestic) or (678) 894-3054 (international), and entering passcode 68639891.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, Ignyta’s development plans for its product candidates and discovery program, the company’s financial status, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Ignyta, Inc.

At Ignyta, we fight cancer – a formidable opponent that manifests as thousands of different molecularly defined diseases and takes away millions of lives globally, every year. In this fight, our big hairy audacious goal (BHAG) is not just to shrink tumors but to eradicate residual disease – the source of cancer relapse and recurrence – in precisely defined patient populations by 2030. We will work tirelessly to achieve this BHAG by pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. Our Rx efforts are focused on discovering, in-licensing or acquiring, then developing and commercializing, molecularly targeted therapies that, sequentially or in combination, are foundational for eradicating residual disease. Our Dx efforts aim to pair these product candidates with biomarker-based companion diagnostics that are designed to precisely identify, at the molecular level, the patients who are most likely to benefit from the therapies we develop. We believe that only through this integrated Rx/Dx approach can we succeed in this fight. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of Ignyta’s product candidates, the potential advantages and first-in-class or best-in-class nature of these drug programs and the potential for Ignyta to establish a leadership position in oncology personalized medicine and provide benefit to cancer patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC. CONDENSED STATEMENTS OF OPERATIONS (in thousands, except per share data)
	Year ended December 31,
	2015	2014
Revenue	$—	$150

Operating expenses
Research and development	73,511	30,505
General and administrative	17,069	9,506

Total operating expenses	90,580	40,011

Loss from operations	(90,580)	(39,861)

Interest expense	(2,593)	(1,362)
Other income (expense)	715	1,233

Total other expense, net	(1,878)	(129)

Net loss	$(92,458)	$(39,990)

Net loss per share - basic and diluted	$(3.44)	$(2.18)

Weighted average shares - basic and diluted	26,854	18,328

IGNYTA, INC.
CONDENSED BALANCE SHEETS
(in thousands)
	December 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$46,383	$6,346
Short-term investment securities	85,420	63,201
Prepaid expenses and other current assets	4,405	1,732

Total current assets	136,208	71,279
Long-term investment securities	40,346	7,087
Property and equipment, net	18,764	6,281
Other assets	830	659

Total assets	$196,148	$85,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,828	$977
Accrued expenses and other liabilities	13,860	4,930
Notes payable, current portion	6,889	1,400
Lease payable, current portion	181	172

Total current liabilities	24,758	7,479
Notes payable, net of current portion and discount	23,241	18,830
Lease payable, net of current portion	164	344
Other long-term liabilities	12,000	2,704

Total liabilities	60,163	29,357
Total stockholders’ equity	135,985	55,949

Total liabilities and stockholders’ equity	$196,148	$85,306